Exhibit 99.1
Dividend Reinvestment and Common Stock Purchase Plan
Authorization Form

To participate in the Centra Financial Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan, complete and sign the reverse side of this authorization form and return it in the enclosed envelope.

c/o Registrar and Transfer Co. Attn: Dividend Reinvestment Dept. P.O. Box 664 Cranford, NJ 07016-9896	Name 1 Name 2

Street Address

City/State/Zip Code

Daytime Telephone Number

( )

Social Security Number

— —

NOTE: This is not a proxy. Return this form only if you wish to participate in the Plan. Please enroll me in the Centra Financial Holdings, Inc. Dividend Reinvestment and Stock Purchase Plan.
This will authorize Centra Financial Holdings, Inc. to forward to the Plan Administrator all or a portion of the dividends you receive on Centra Financial Holdings, Inc. common stock to be invested, together with any voluntary cash contributions you make (from $50.00 to $45,000.00 per quarter) to purchase additional shares of Centra Financial Holdings, Inc. common stock. All investments and any voluntary cash contributions are made subject to the terms and conditions of the Plan as set forth in the accompanying plan document.
This authorization and appointment are given by you with the understanding that you may terminate them at any time by notifying the Plan Administrator.
☐	Full Dividend Reinvestment — Please apply the dividends on all shares of Centra Financial Holdings, Inc. common stock that I currently own as well as all future shares that I acquire.
☐	Partial Dividend Reinvestment — Please remit to me the dividends on shares. I understand that the dividends on my remaining Centra Financial Holdings, Inc. shares, as well as all future Centra Financial Holdings, Inc. shares that I acquire will be reinvested under the Plan
☐	Optional Cash Payments Only — Permit me to purchase additional shares without reinvesting dividends of common stock registered in my name.
☐	Automatic Monthly Contributions — Withdraw $ (min. $50 and max. $45,000) from my checking or savings account below on a quarterly basis to purchase additional shares of Centra Financial Holdings, Inc. common stock.
(To enroll, you must complete this section and return it along with a voided check for checking accounts or a preprinted deposit slip for savings accounts. Deductions will occur each quarter five days before the investment date or if such date is not a business day, the preceding business day. Your financial institution can provide you with the following required information.)

Type of Account:	☐	Checking	☐	Savings
Financial Institution RT/ABA Number:
Checking/Savings Account Number:
☐	Safekeeping — Deposit the enclosed shares of Centra Financial Holdings, Inc. stock for safekeeping.
Mail completed form to:
Registrar and Transfer Company
P.O. Box 664
Cranford NJ 07016-9896
Attention: Dividend Reinvestment Dept. / Centra Financial Holdings, Inc.
Please sign exactly as name(s) appear on the stock certificate(s). If shares are held jointly, all holders must sign.

Signature	☑	Date	Signature	☑	Date